Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-91783 and 333-35621; Form S-4 No. 333-109518; and Form S-3 Nos. 333-90850, 333-89796, 333-113497 and 333-121948) and in the related Prospectuses of GenCorp Inc. of our report dated February 7, 2006, except for the first sentence of the first paragraph of Note 11, as to which the date is August 24, 2006, with respect to the consolidated financial statements and schedule of GenCorp Inc. for the year ended November 30, 2005, included in this Annual Report (Form 10-K) for the year ended November 30, 2007.

/s/ Ernst & Young LLP

Sacramento, California
January 25, 2008